Exhibit 10.8

Credit Agreement dated as of July 31, 2008 among the Company,

as lead borrower, certain of its subsidiaries, as borrowers and as guarantors, Wells Fargo Retail Finance, LLC, as administrative agent,

collateral agent and swing line lender, and Bank of America, N.A.,

JP Morgan Chase, N.A., and HSBC Business Credit (USA) Inc., as lenders

CREDIT AGREEMENT

Dated as of July 31, 2008

Among

THE CHILDREN’S PLACE RETAIL STORES, INC.,
as the Lead Borrower
for
The Borrowers Party Hereto

The BORROWERS Party Hereto

The GUARANTORS Party Hereto

WELLS FARGO RETAIL FINANCE, LLC,
as Administrative Agent, Collateral Agent and Swing Line Lender

and

The LENDERS Party Hereto

i

5.05	Financial Statements; No Material Adverse Effect	82
5.06	Litigation	83
5.07	No Default	83
5.08	Ownership of Property; Liens	83
5.09	Environmental Compliance	84
5.10	Insurance	85
5.11	Taxes	85
5.12	ERISA Compliance	85
5.13	Subsidiaries; Equity Interests	86
5.14	Margin Regulations; Investment Company Act	87
5.15	Disclosure	87
5.16	Compliance with Laws	87
5.17	Intellectual Property; Licenses, Etc.	88
5.18	Labor Matters	88
5.19	Security Documents	89
5.20	Solvency	89
5.21	Deposit Accounts; Credit Card Arrangements	89
5.22	Brokers	89
5.23	Customer and Trade Relations	90
5.24	Material Contracts	90
5.25	Casualty	90
5.26	Anti-Terrorism Laws	90

ARTICLE VI. AFFIRMATIVE COVENANTS		91

6.01	Financial Statements	91
6.02	Certificates; Other Information	93
6.03	Notices	95
6.04	Payment of Obligations	96
6.05	Preservation of Existence, Etc.	97
6.06	Maintenance of Properties	97
6.07	Maintenance of Insurance	97
6.08	Compliance with Laws	99
6.09	Books and Records; Accountants	99
6.10	Inspection Rights	99
6.11	Use of Proceeds	100
6.12	Additional Loan Parties	100
6.13	Cash Management	101
6.14	Information Regarding the Collateral	103
6.15	Physical Inventories	104
6.16	Environmental Laws	104
6.17	Further Assurances	104
6.18	Compliance with Terms of Leaseholds	105
6.19	Material Contracts	105
6.20	ERISA	106
6.21	Post-Closing Matters	107

ARTICLE VII. NEGATIVE COVENANTS		108

7.01	Liens	108
7.02	Investments	108
7.03	Indebtedness	108
7.04	Fundamental Changes	108
7.05	Dispositions	109
7.06	Restricted Payments	109
7.07	Payments and Prepayments of Indebtedness	109
7.08	Change in Nature of Business	110
7.09	Transactions with Affiliates	110
7.10	Burdensome Agreements	110
7.11	Use of Proceeds	111
7.12	Amendment of Material Documents	111
7.13	Corporate Name; Fiscal Year	111
7.14	Blocked Accounts; Credit Card Processors	111
7.15	Consignments	111
7.16	Antilayering	111
7.17	Capital Expenditures	112
7.18	Foreign Transfers	112

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		113

8.01	Events of Default	113
8.02	Remedies Upon Event of Default	117
8.03	Application of Funds	118

ARTICLE IX. ADMINISTRATIVE AND COLLATERAL AGENT		119

9.01	Appointment and Authority	119
9.02	Rights as a Lender	120
9.03	Exculpatory Provisions	120
9.04	Reliance by Agents	121
9.05	Delegation of Duties	121
9.06	Resignation of Agents	121
9.07	Non-Reliance on Administrative Agent and Other Lenders	122
9.08	Administrative Agent May File Proofs of Claim	123
9.09	Collateral and Guaranty Matters	123
9.10	Notice of Transfer	124
9.11	Reports and Financial Statements	124
9.12	Agency for Perfection	125
9.13	Indemnification of Agents	125
9.14	Relation among Lenders	125
9.15	Defaulting Lenders	125

ARTICLE X. MISCELLANEOUS		126

10.01	Amendments, Etc.	126
10.02	Notices; Effectiveness; Electronic Communications	128
10.03	No Waiver; Cumulative Remedies	129

10.04	Expenses; Indemnity; Damage Waiver	129
10.05	Payments Set Aside	131
10.06	Successors and Assigns	131
10.07	Treatment of Certain Information; Confidentiality	135
10.08	Right of Setoff	136
10.09	Interest Rate Limitation	137
10.10	Counterparts; Integration; Effectiveness	137
10.11	Survival	137
10.12	Severability	138
10.13	Replacement of Lenders	138
10.14	Governing Law; Jurisdiction; Etc.	139
10.15	Waiver of Jury Trial	140
10.16	No Advisory or Fiduciary Responsibility	140
10.17	USA PATRIOT Act Notice	141
10.18	Time of the Essence	141
10.19	Press Releases	141
10.20	Additional Waivers	141
10.21	No Strict Construction	143
10.22	Foreign Asset Control Regulations	143
10.23	Attachments	144
10.24	Intercreditor Agreement	144

SIGNATURE		S-1

SCHEDULES

1.01	Guarantors
1.02	Existing Shareholders
1.03	Guaranteed Lease Obligations
2.01	Commitments and Applicable Percentages
2.03(k)	Existing Letters of Credit
5.01	Loan Parties Organizational Information
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property; Licenses
5.18	Labor Matters
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
6.11	Hoop Obligations
6.13	Credit Card Notifications; Blocked Account Agreements
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Joinder Agreement
G	Borrowing Base Certificate
H	Credit Card Notification
I	Intercreditor Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 31, 2008, among

THE CHILDREN’S PLACE RETAIL STORES, INC., a Delaware corporation for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers now or hereafter party hereto;

the BORROWERS now or hereafter party hereto;

the GUARANTORS now or hereafter party hereto;

each lender from time to time party hereto (individually, a “Lender” and, collectively, the “Lenders”), and

WELLS FARGO RETAIL FINANCE, LLC, as Administrative Agent, Collateral Agent and Swing Line Lender.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01                           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ACH” means automated clearing house transfers.

“Accommodation Payment” as defined in Section 10.20(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred or (e) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition” means, with respect to any Person (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition by such Person of any group of Store locations comprising more than five percent (5%) of the number of Stores operated by the acquiring Person as of the date of such acquisition, in each case acquired in any transaction or group of transactions which are part of a common plan.

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.  The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing with the first day of the fourth Fiscal Quarter of 2008.

“Administrative Agent” means Wells Fargo Retail Finance, LLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Any references to the Affiliates of any Loan Party herein or in any other Loan Document shall not include Hoop, unless explicitly stated otherwise.

“Agent(s)” means, individually, the Administrative Agent or the Collateral Agent and, collectively, means both of them.

“Aggregate Commitments” means the Commitments of all of the Lenders.

“Agreement” means this Credit Agreement.

“Alabama Capital Lease” means a capital lease for the inventory handling system of the Borrowers and/or any of their Affiliates located at the Alabama Property.

“Alabama Sale-Leaseback Transaction” means the sale-leaseback of the Alabama Property pursuant to a lease on market terms.

“Alabama Property” means the land, together with the buildings, structures, parking areas, and other improvements thereon, owned by Services Company and located at 1377 Airport Road, Fort Payne, Alabama.

“Applicable Margin” means:

(a)                                  From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level I of the pricing grid below; and

(b)                                 From and after the first Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Excess Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided that, if any of the financial statements delivered pursuant to Section 6.01 of this Agreement or any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit, but excluding revisions resulting from (i) normal year-end audit adjustments and changes in GAAP or its application to the financial statements delivered pursuant to Section 6.01 of this Agreement or (ii) any other cause other than the correction of an error, omission or misrepresentation of the Loan Parties), or if the information set forth in any such financial statements or any such Borrowing Base Certificate, otherwise proves to be false or incorrect when delivered such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Excess Availability	LIBOR Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Greater than or equal to $50,000,000	1.50%	0.00%	0.75%	1.50%
II	Less than $50,000,000 but greater than or equal to $25,000,000	1.75%	0.00%	1.00%	1.75%
III	Less than $25,000,000	2.00%	0.00%	1.25%	2.00%

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended February 2, 2008, and the related Consolidated statements of income or operations and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Availability” means the lesser of (a) or (b), where:

(a)                                  is the result of:

(i)            The Revolving Credit Ceiling,

Minus

(ii)           The aggregate Outstanding Amount of all Credit Extensions to, or for the account of, the Borrowers; and

(b)                                 is the result of:

(i)            The Borrowing Base,

Minus

(ii)           The aggregate Outstanding Amount of all Credit Extensions to, or for the account of, the Borrowers.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, or (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its reasonable discretion as being appropriate: (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default has occurred and is continuing (provided that, in the case of this clause (d) only, the reserve shall be reasonably related to the event giving rise to such Default or Event of Default). Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) such reserves as the Administrative Agent from time to time determines in its reasonable discretion as being appropriate based on: (i) rent; (ii) customs duties and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes which may have priority over the interests of the Collateral Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower which may have priority over the interests of the Collateral Agent in the Collateral; (v) Customer Credit Liabilities (provided that the Administrative Agent shall only impose reserves in respect of Customer Credit Liabilities if either (A) an Event of Default has occurred and is continuing or (B)(i) Excess Availability is less than $50,000,000 and (ii) there has been a material increase (as determined by the Administrative Agent in its reasonable discretion) in the Borrowers’ liabilities in respect of outstanding Customer Credit Liabilities, compared to historical levels, as reflected in the Borrowers’ books and records); (vi) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Collateral Agent in the Collateral; (vii) Cash Management Reserves; and (viii) Bank Products Reserves.

“Average Excess Availability” shall mean the average daily Excess Availability for the immediately preceding Fiscal Quarter.

“Bank Products” means any services or facilities provided to any Loan Party by a Lender or any of its Affiliates (but excluding Cash Management Services) on account of (a) Swap Contracts, (b) purchase cards, (c) merchant services constituting a line of credit, and (d) leasing.

“Bank Products Reserves” means such reserves as the Administrative Agent from time to time determines in its reasonable discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Base Rate”  means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo Bank as its “prime rate.”  The “prime rate” is a rate set by Wells Fargo Bank based upon various factors including Wells Fargo Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Wells Fargo Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” has the meaning provided in Section 6.13(a)(i).

“Blocked Account Agreement” has the meaning provided in Section 6.13(a)(i).

“Blocked Account Bank” means Wachovia Bank, National Association and each other bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Person” has the meaning provided in Section 5.26.

“Borrowers” means, collectively, the Lead Borrower, Services Company, and each other Person who shall from time to time enter into a Joinder Agreement as a Borrower.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)                                  the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b)                                 the lesser of (i) the retail value of Eligible Inventory, net of Inventory Reserves, multiplied by the NRLV Percentage of the NRLV of Eligible Inventory or (ii) the retail value of Eligible Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate;

plus

(c)                                  the lesser of (i) the retail value of Eligible In-Transit Inventory, net of Inventory Reserves, multiplied by the NRLV Percentage of the NRLV of Eligible In-Transit Inventory or (ii) the retail value of Eligible In-Transit Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate; provided that in no event shall the amount available to be borrowed pursuant to this clause (c) exceed $23,000,000;

plus

(d)                                 with respect to any Eligible Letter of Credit, the lesser of (i) the Cost of the Inventory supported by such Eligible Letter of Credit, net of Inventory Reserves, multiplied by the NRLV Percentage of the NRLV of the Inventory supported by such

Eligible Letter of Credit, or (ii) the Cost of the Inventory supported by such Eligible Letter of Credit, net of Inventory Reserves, multiplied by the Eligible Letter of Credit Advance Rate;

plus

(e)                                  the lesser of (i) FMV of Eligible Real Estate, net of Realty Reserves, multiplied by the Real Estate Advance Rate or (ii) $15,000,000.00;

minus

(f)                                    the Excess Availability Reserve;

minus

(g)                                 the then amount of all Availability Reserves.

“Borrowing Base Certificate” has the meaning provided in Section 6.02(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Canadian Letter of Credit” means any Letter of Credit caused to be issued pursuant to this Agreement by Services Company for the purchase of Inventory for the benefit of Children’s Place Canada, which shall be issued in Dollars.

“Canadian Letter of Credit Sublimit” means $10,000,00.00.

“Canadian Subsidiary” means any Subsidiary of any Borrower that is organized under the laws of Canada or any province, state or political subdivision thereof.

 “Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Dominion Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability of at least $25,000,000.00, which failure continues for five (5) consecutive Business Days.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Specified Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded $25,000,000.00 for forty-five (45) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if a Specified Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for forty-five (45) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on three (3) occasions after the Closing Date.

“Cash Management Reserves “ means such reserves as the Administrative Agent, from time to time, determines in its reasonable discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by a Lender or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, and (e) merchant services not constituting a Bank Product.

“Cash on Hand” means, as of any date of determination, the amount of unrestricted cash of the Borrowers that is (a) deposited in an account of the Borrowers maintained with Wells Fargo Bank, which account is subject to a valid, enforceable and first priority perfected security interest in favor of the Collateral Agent pursuant to a control agreement, in form and substance satisfactory to the Collateral Agent, and (b) not subject to any Lien, except in favor of the Collateral Agent and the Revolving Credit Agent.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the existing shareholders of the Lead Borrower set forth on Schedule 1.02 or a “person” or “group” Controlled by one of the existing shareholders of the Lead Borrower set forth on Schedule 1.02, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)                                 the Lead Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than Liens in favor of the Collateral Agent and Liens securing the Note Obligations having the priority set forth in the Intercreditor Agreement), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Children’s Place Canada” means The Children’s Place (Canada), LP, an Ontario limited partnership.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which shall be July 31, 2008.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) a landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) as to any landlord, provides the Collateral Agent with reasonable access to the Collateral located in or on such Real Estate and a reasonable time to sell and dispose of the Collateral from such Real Estate, and (iv) makes such other agreements with the Collateral

Agent as the Collateral Agent may reasonably require; provided that the Real Property Waiver and Consent for the Loan Parties’ distribution center located at 3800 East Philadelphia Street, Ontario, California and the Landlord’s Waiver for the Loan Parties’ corporate headquarters located at 915 Secaucus Road, Secaucus, New Jersey, each executed and delivered pursuant to the Existing Credit Agreement, shall be deemed to be Collateral Access Agreements hereunder.

“Collateral Agent” means Wells Fargo Retail Finance, LLC, acting in such capacity for its own benefit and the ratable benefit of the other Credit Parties.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of Inventory by a Borrower in the ordinary course of business of such Borrower.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning provided in Section 6.13(c).

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of ten (10) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the calculated cost of purchases, based upon the Borrowers’ accounting practices in effect on the Closing Date (as such accounting practices may change or be modified from time to time in accordance with GAAP), as determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger.  “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Advance Rate” means 90%.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) each Agent, (iii) each L/C Issuer, (iv) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (v) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) one primary counsel for the Agents and one local counsel in each applicable jurisdiction, (B) outside consultants for the Agents, (C) appraisers, (D) commercial finance examinations, and (E) all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agents, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one primary counsel and one local counsel in each applicable jurisdiction (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel), one outside consultant and one financial advisor, in each case representing or advising all such Credit Parties.

“Customer Credit Liabilities” means, at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Borrowers.

“Customs Broker Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among a Borrower, a customs broker, freight forwarder or other carrier, and the Collateral Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent; provided that the Customs Broker Agency Agreement executed and delivered pursuant to the Existing Credit Agreement by C-Air Customhouse Broker/C-Air International shall be deemed to be a Customs Broker Agreement hereunder.

“DDA” means each checking or other demand deposit account maintained by any of the Loan Parties.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such LIBO Rate Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) all or substantially all of its assets to or in favor of any Person) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith .

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Early Termination Fee” has the meaning set forth in Section 2.09(b).

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person); provided, however, that each Eligible Assignee described in clauses (a) through (e), above, shall be reasonably acceptable to, and subject to the approval of, the Administrative Agent, the L/C Issuer, the Swing Line Lender, and the Lead Borrower (each such approval not to be unreasonably withheld or delayed) to the extent provided in Section 10.06(b) of this Agreement; provided further that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means Accounts due to a Borrower on a non-recourse basis from Visa, Mastercard, American Express Company, Discover, and other major credit card processors, in each case acceptable to the Administrative Agent in its reasonable discretion, as they arise in the ordinary course of business, which have been earned by performance, and are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base.  Without limiting the foregoing, unless the Administrative Agent otherwise agrees, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a)           Accounts due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale;

(b)           Accounts due from major credit card processors with respect to which a Loan Party does not have good, valid and marketable title, free and clear of any Lien (other than Liens granted to the Collateral Agent and Liens to secure the Note Purchase Facility);

(c)           Accounts due from major credit card processors that are not subject to a first priority security interest in favor of the Collateral Agent (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d)           Accounts due from major credit card processors which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)           Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card processor; or

(f)            Accounts due from major credit card processors which the Administrative Agent determines in its reasonable discretion to be uncertain of collection.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication, Inventory:

(a)           for which full payment has been delivered to the seller of such Inventory and evidence of such payment has been received by the Administrative Agent;

(b)           which has been shipped from a location outside of the United States for receipt by a Borrower within forty-five (45) days of the date of shipment, but which has not yet been delivered to such Borrower;

(c)           for which the purchase order is in the name of a Borrower and title to such Inventory has passed to such Borrower;

(d)           for which the document of title reflects a Borrower as consignee or, if requested by the Collateral Agent, names the Collateral Agent as consignee, and in each case as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Collateral Agent, by the delivery of a Customs Broker Agreement);

(e)           which is insured against types of loss, damage, hazards and risks, and in amounts, reasonably satisfactory to the Collateral Agent;

(f)            for which the common carrier is not an Affiliate of the applicable vendor or supplier; and

(g)           that does not qualify as Eligible Inventory solely because it is not located in the United States of America (excluding territories or possessions of the United States) at a location that is owned or leased by a Borrower, but which otherwise would constitute Eligible Inventory.

Each Committed Loan Notice or Swing Line Loan Notice, as the context requires, shall be deemed a certification by the Borrowers that, to the best knowledge of the Borrowers, all

Eligible In-Transit Inventory included in the most recent Borrowing Base Certificate meets all of the Borrowers’ representations and warranties contained in the Loan Documents concerning Eligible Inventory, that the Borrowers know of no reason why such Eligible Inventory would not be accepted by the Borrowers when it arrives and that the shipment, as evidenced by the documents, conforms to the related order documents.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory (other than Eligible In-Transit Inventory or Inventory supported by an Eligible Letter of Credit) of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below.  Except as otherwise agreed by the Administrative Agent, the following items of Inventory shall not be included in Eligible Inventory:

(a)           Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)           Inventory that is leased by, or is on consignment to, a Borrower;

(c)           Inventory (other than Eligible In-Transit Inventory or Inventory supported by an Eligible Letter of Credit) that is not located in the United States of America (excluding territories or possessions of the United States) at a location that is owned or leased by a Borrower, except to the extent that the Borrowers have furnished the Administrative Agent with (i) any UCC financing statements or other documents that the Administrative Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (ii) a Collateral Access Agreement executed by the Person owning any such location;

(d)           Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or are special order or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;

(e)           Inventory that is not subject to a perfected first-priority security interest in favor of the Collateral Agent;

(f)            Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(g)           Inventory that is not insured in compliance with the provisions of Section 5.10 hereof; or

(h)           Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (a) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued, (b) which Inventory otherwise would constitute Eligible Inventory, (c) which Commercial Letter of Credit has an expiry within one hundred twenty (120) days of the date of initial issuance of such Commercial Letter of Credit, and (d) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after documents of title have been issued for such Inventory reflecting a Borrower or the Collateral Agent as consignee of such Inventory.

“Eligible Letter of Credit Advance Rate” means 70%.

“Eligible Real Estate” means the Alabama Property and any other Real Estate which satisfies all of the following conditions and is otherwise deemed by the Required Lenders in their reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base:

(a)           The applicable Borrower owns fee title to such Real Estate;

(b)           The applicable Borrower has executed and delivered to the Collateral Agent such mortgages and other documents as the Collateral Agent may request;

(c)           The applicable Borrower has delivered to the Collateral Agent a title insurance policy or marked-up title commitment having the effect of a policy of title insurance and environmental studies, and other real estate items, as required by, and satisfactory to, the Collateral Agent, including, but not limited to, those items required by FIRREA;

(d)           The Collateral Agent has a perfected first-priority lien in such Real Estate, subject only to Permitted Encumbrances;

(e)           Such parcel of Real Estate has been appraised by a third party appraiser acceptable to the Collateral Agent;

(f)            Such Real Estate is used by a Borrower for offices or as a Store or distribution center; and

(g)           As to any particular property, the applicable Borrower is in compliance with the representations, warranties and covenants set forth in the mortgage relating to such Real Estate.

“Environmental Compliance Reserve” means, with respect to Eligible Real Estate, any reserve which the Agents, from time to time in their reasonable discretion establish for estimable amounts that are reasonably likely to be expended by any of the Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental

Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the Security Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)           The lesser of:

 (i)           the Borrowing Base; or

 (ii)          the Revolving Credit Ceiling;

minus

(b)           The aggregate Outstanding Amount of all Credit Extensions.

“Excess Availability Reserve” means an amount equal to the lesser of (a) the product of (i) the amount generated by clauses (a) through (e) of the Borrowing Base multiplied by (ii) ten percent (10%) or (b) the product of (i) the Revolving Credit Ceiling then in effect multiplied by (ii) ten percent (10%); provided, however, if the amount generated by clauses (a) through (e) of the Borrowing Base minus the amount set forth in clause (a) above is greater than the Revolving Credit Ceiling then in effect, the Excess Availability Reserve shall be $0.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means that certain Fifth Amended and Restated Loan and Security Agreement, dated as of June 28, 2007, by and between, among others, the Borrowers,

the financial institutions party thereto from time to time as lenders, and Wells Fargo Retail Finance, LLC, as Agent, as amended and in effect as of the Closing Date.

“Existing Letters of Credit” means each of the letters of credit issued under the Existing Credit Agreement and the L/C Demand Facility and outstanding on the Closing Date, as listed on Schedule 2.03(k) hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Guaranty” means the Guaranty dated as of the Closing Date made by the Guarantors in favor of the Administrative Agent and the Lenders and each other Guaranty hereafter made by a Guarantor in favor of the Administrative Agent and the Lenders, in form reasonably satisfactory to the Administrative Agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrowers and the Agents.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday closest to the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the Saturday closest to the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means the fifty-two (52) or fifty-three (53) week period that ends on the Saturday closest to January 31st of each calendar year.

“FMV” means, as to any Eligible Real Estate, the fair market value of such Eligible Real Estate as set forth in the most recent appraisal of such Eligible Real Estate as determined from time to time by an independent appraisal firm engaged by, and acceptable to, the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of the Lead Borrower listed on Schedule 1.01 annexed hereto and each other Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty or Facility Guaranty supplement pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hoop” means, collectively, Hoop Holdings, LLC, a Delaware limited liability company, and its Subsidiaries.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, payable in accordance with customary trade practices);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            All Attributable Indebtedness in respect of Capital Lease Obligations of such Person, but excluding any obligations of such Person in respect of operating leases;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(a).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent, granting a Lien in the Intellectual Property and certain other assets of the Loan Parties, as amended and in effect from time to time.

“Intercreditor Agreement” means an agreement substantially in the form of Exhibit I.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day of each month (or if such day is not a Business Day, on the next succeeding Business Day) and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          no Interest Period shall extend beyond the Maturity Date; and

(iv)          notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Advance Rate” means thirty percent (30%).

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the realizable value of the Eligible Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by, among or between the L/C Issuer, the Administrative Agent and a Borrower (or any Subsidiary) or in favor of the Administrative Agent or L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in the form attached hereto as Exhibit F pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.

“Landlord Lien State” means Pennsylvania, Virginia and Washington and such other state(s) in which a landlord’s claim for rent may have priority over the lien of the Collateral Agent in any of the Collateral.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Demand Facility” means that certain $60,000,000 letter of credit facility established by Wells Fargo Retail Finance, LLC and certain other financial institutions providing for the issuance of commercial letters of credit for the account of the Borrowers pursuant to the terms of the L/C Demand Facility Letter of Credit Agreement.

“L/C Demand Facility Letter of Credit Agreement” means that certain Letter of Credit Agreement, dated as of June 28, 2007, by and between, among others, the Borrowers, the financial institutions party thereto from time to time as lenders, and Wells Fargo Retail Finance, LLC, as Agent, as amended and in effect from time to time.

“L/C Issuer” means (a) Wells Fargo Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Administrative Agent in its discretion) and (b) any other Lender selected by the Lead Borrower in its discretion with the consent of the Administrative Agent (which consent shall not be unreasonably withheld).  The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of applicable Law, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Responsible Person” means any employee or officer of a Borrower.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder (including any Canadian Letter of Credit).  Without limiting the foregoing, all Existing Letters of Credit shall be deemed to have been issued hereunder and shall for all purposes be deemed to be “Letters of Credit” hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $175,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.  A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

“LIBO Borrowing” means a Borrowing comprised of LIBO Rate Loans.

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo Bank and with a term equivalent to such Interest Period would be offered to Wells Fargo Bank by major banks in the London interbank eurodollar market in which Wells Fargo Bank participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or GOB sale or other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, each Facility Guaranty, the Intercreditor Agreement and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by a Lender or any of its Affiliates, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party, the termination or breach of which would be reasonably likely to result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness of the Loan Parties under the Note Purchase Facility and other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $3,000,000.   For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.

“Maturity Date” means July 31, 2013.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means the Mortgage on the Alabama Property by Services Company in favor of the Collateral Agent.

“Mortgage Policy” has the meaning given that term in Section 6.21(b).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a)                                  with respect to any Disposition by any Loan Party or any of its Subsidiaries (including, without limitation, any Disposition of the Alabama Property in connection with the Alabama Sale-Leaseback Transaction), or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents, but including the payment of the proceeds from any Note Purchasers Priority Collateral in reduction of the Indebtedness under the Note Purchase Facility), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and

(b)                                 with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the sum of (A) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith and (B) the principal amount of any Indebtedness (plus any premium or other required payment on account thereof) under the Note Purchase Facility that is required to be repaid in connection with such transaction.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Note Documents” means the Note Purchase Agreement, the Senior Secured Second Lien Notes due June 2013 issued under the Note Purchase Agreement, and all “Loan Documents” (as such term is defined in the Note Purchase Agreement), each as amended and in effect from time to time.

“Note Obligations” has the meaning given that term in the Intercreditor Agreement.

“Note Purchase Agreement” means that certain Note Purchase Agreement dated as of the Closing Date among the Lead Borrower, as issuer, the initial note purchasers party thereto, Sankaty Advisors, LLC, as collateral agent, and Crystal Capital Fund Management, L.P., as syndication agent.

“Note Purchasers” means the note purchasers from time to time party to the Note Purchase Agreement.

“Note Purchasers Priority Collateral” has the meaning given that term in the Intercreditor Agreement.

“Note Purchase Facility” means the $85,000,000 senior secured second lien note purchase facility dated as of the Closing Date established by the Note Purchasers for the benefit of the Lead Borrower pursuant to the Note Documents, as amended and in effect from time to time.

“NPL” means the National Priorities List under CERCLA.

“NRLV” means the net appraised retail liquidation value of the Borrowers’ Inventory (expressed as a percentage of the Cost of such Inventory) as determined from time to time by an independent appraiser engaged by the Administrative Agent.

“NRLV Percentage” means ninety percent (90%).

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Liabilities.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Liabilities” means (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction with any Lender or any of their respective Affiliates, which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Payment Conditions” means, at the time of determination with respect to any payment or prepayment of Indebtedness, that (a) no Default or Event of Default has occurred and is continuing or would arise as a result of making such payment or prepayment, and (b) at least five (5) days prior to making such payment or prepayment, the Lead Borrower shall have provided to the Administrative Agent a certificate signed by a Responsible Officer of the Lead Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that (i) in the case of any payment or prepayment of Indebtedness in an aggregate amount not to exceed $20,000,000 in any Fiscal Year, Excess Availability immediately prior to, and projected pro forma Excess Availability (measured as of the end of each Fiscal Month) for the six Fiscal Months immediately following, and after giving effect to, such payment or prepayment shall be equal to or greater than $50,000,000, (ii) in the case of any payment or prepayment of Indebtedness in an aggregate amount in excess of $20,000,000 in any Fiscal Year, the sum of Excess Availability plus Cash on Hand immediately prior to, and the sum of projected pro forma Excess Availability plus projected pro forma Cash on Hand (in each case, measured as of the end of each Fiscal Month) for the twelve Fiscal Months immediately following, and after giving effect to, such payment or prepayment shall be equal to or greater than $75,000,000, and (iii) the Loan Parties, on a Consolidated basis, are, and will continue to be, Solvent after giving effect to such payment or prepayment.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a)                                  No Default or Event of Default has occurred and is continuing or, immediately following such Acquisition or after taking into account the pro forma financials, would result from the consummation of such Acquisition;

(b)                                 Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c)                                  The Lead Borrower shall have furnished the Administrative Agent with thirty (30) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the acquisition documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent;

(d)                                 Either (i) the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;

(e)                                  After giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(f)                                    If the assets acquired in such Acquisition are to be included in the Borrowing Base, the Administrative Agent shall have received (i) the results of appraisals of the assets (or the assets of the Person) to be acquired in such Acquisition and of a commercial finance examination of the Person which is (or whose assets are) being acquired, and (ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent;

(g)                                 Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(h)                                 If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary (unless such Subsidiary is a CFC, in which case such Subsidiary will not be required to be joined as a Borrower or Guarantor) shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Administrative Agent shall determine, and the Collateral Agent shall have received a security interest and/or mortgage interest in such Subsidiary’s Equity Interests, Inventory, Accounts and other property of the same nature as constitutes collateral under the Security Documents (subject only to Permitted Encumbrances having priority by operation of law and, in the case of the Note Purchasers Priority Collateral, Liens securing the obligations of the Borrowers with respect to the Note Purchase Facility);

(i)                                     The total consideration paid for all such Acquisitions (whether in cash, tangible property, notes or other property) after the Closing Date shall not exceed in the aggregate the sum of $50,000,000.00; and

(j)                                     Prior to, and on a pro forma basis for the six months immediately following, and after giving effect to, such Acquisition, Excess Availability will be greater than or equal to $50,000,000.00.

“Permitted Disposition” means any of the following:

(a)                                  Dispositions of Inventory in the ordinary course of business, including liquidations or other Dispositions of Inventory in connection with Store closings in the ordinary course of business;

(b)                                 bulk sales or other Dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closures and related Inventory Dispositions shall not exceed (i) in any Fiscal Year of the Lead Borrower and its Subsidiaries, five percent (5%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Closing Date, ten percent (10%) of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings), provided further that all sales of Inventory in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agents; provided further that all Net Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.05 hereof;

(c)                                  non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d)                                 licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agents, the Agents shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agents;

(e)                                  (i) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value and (ii) other Dispositions of Equipment having a fair market value not to exceed $500,000 in the aggregate in any Fiscal Year;

(f)                                    sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party, including, without limitation, distributions or transfers of some or all of the assets of Twin Brook to the Lead Borrower, provided that before, or within three (3) Business Days after, any such distribution or transfer, the Lead Borrower shall have caused the former assets of Twin Brook so distributed to be pledged to the Collateral Agent for the benefit of the Credit Parties;

(g)                                 sales, transfers and Dispositions of or by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h)                                 as long as no Default or Event of Default shall have occurred and be continuing or would arise therefrom, the Alabama Capital Lease; provided that the Collateral Agent shall have received a Collateral Access Agreement from the lessor under the Alabama Capital Lease; and

(i)                                     as long as no Default or Event of Default shall have occurred and be continuing or would arise therefrom, the Alabama Sale-Leaseback Transaction; provided that (i) such sale is made for fair market value, (ii) the Net Proceeds paid in cash are in an amount at least equal to the greater of the amounts advanced, or available to be advanced, against the Alabama Property under the Borrowing Base, (iii) all Net Proceeds received in connection with any such transaction are applied to the Obligations, and (iv) the Collateral Agent shall have received a Collateral Access Agreement from the purchaser of the Alabama Property.

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)                                 Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c)                                  Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)                                 Liens or deposits to secure the performance of bids, trade contracts and leases (other than obligations for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)                                    Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g)                                 Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder;

(h)                                 Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (ii) such Liens shall not extend to any other property or assets of the Loan Parties;

(i)                                     Liens in favor the Collateral Agent;

(j)                                     Landlords’ and lessors’ Liens in respect of rent not in default;

(k)                                  Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)                                     Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)                               Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n)                                 Liens on the Collateral securing the Note Obligations having the priority set forth in the Intercreditor Agreement;

(o)                                 Liens referred to in Schedule B of the Mortgage Policy insuring the Mortgage; and

(o)                                 Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

provided, however,  that, except as provided in any one or more of clauses (a) through (o) above, the term “Permitted Encumbrances” shall not include any Lien securing obligations for borrowed money.

“Permitted Indebtedness” means:

(a)                                  Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any Permitted Refinancing Indebtedness in respect thereof;

(b)                                 Indebtedness of any Loan Party to any other Loan Party; provided that such Indebtedness shall (i) be evidenced by such documentation as the Administrative Agent may reasonably require, (ii) constitute “Collateral” under this Agreement and the Security Documents, (iii) be on terms (including subordination terms) reasonably acceptable to the Administrative Agent, and (iv) be otherwise permitted pursuant to Section 7.03;

(c)                                  (i) transfers permitted by Section 7.18 and (ii) intercompany Indebtedness incurred in the ordinary course of business between the Loan Parties located within the United States, on the one hand, and their Affiliates in Puerto, Rico, Canada and Asia, on the other hand, to the extent otherwise permitted pursuant to clause (h) of the definition of Permitted Investments;

(d)                                 Without duplication of Indebtedness described in clause (f) of this definition, purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including the Alabama Capital Lease and other Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $5,000,000 at any time outstanding; provided further that, if requested by the Collateral Agent, the Loan Parties shall cause the holders of any such Indebtedness incurred after the Closing Date to enter into a Collateral Access Agreement;

(e)                                  any liability or obligation of any Borrower to any other Borrower or to any Affiliate of any Borrower, and any liability or obligation of any Affiliate of any Borrower to any Borrower or to any other Affiliate of any Borrower, to reimburse or share the costs of any services or third party expenses in accordance with the terms of any intercompany cost-sharing agreement or arrangement, provided that no Default or Event of Default shall have occurred and be continuing or would arise therefrom;

(f)                                    Subordinated Indebtedness;

(g)                                 Indebtedness incurred in connection with the Alabama Sale-Leaseback Transaction, provided that (i) such sale is made for fair market value, (ii) the Net

Proceeds paid in cash are in an amount at least equal to the greater of the amounts advanced or available to be advanced against the Alabama Property under the Borrowing Base, (iii) all Net Proceeds received in connection with any such Indebtedness are applied to the Obligations, and (iv) the Collateral Agent shall have received a Collateral Access Agreement from the purchaser of the Alabama Property;

(h)                                 the Obligations;

(i)                                     Indebtedness under the Note Purchase Facility (including Guarantees of the Borrowers or any Guarantor in respect of such Indebtedness), and any Permitted Refinancing Indebtedness in respect thereof;

(j)                                     Indebtedness owed by any Canadian Subsidiary to any Borrower;

(k)                                  Guarantees of any Borrower in respect of the obligations of Hoop under those certain leases described on Schedule 1.03; and

(l)                                     other unsecured Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

“Permitted Investments” means:

(a)                                  readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)                                 commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)                                  time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)                                 fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)                                  Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f)                                    Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(g)                                 (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Loan Party and its Subsidiaries in any other Loan Party (provided that the Lead Borrower shall be permitted to make additional Investments in Twin Brook in an aggregate amount not to exceed $750,000 in any Fiscal Year), and (iii) additional Investments by any Loan Party in Subsidiaries that are not Loan Parties not to exceed $1,000,000 in the aggregate in any Fiscal Year;

(h)                                 so long as no Event of Default shall have occurred and be continuing, or would result therefrom, the Lead Borrower may make loans and advances to its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(i)                                     intercompany loans and advances or other intercompany Indebtedness permitted pursuant to clauses (b), (c), (e) and (j) of the definition of Permitted Indebtedness;

(j)                                     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(k)                                  Guarantees constituting Permitted Indebtedness;

(l)                                     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m)                               so long as no Event of Default shall have occurred and be continuing, or would result therefrom, (i) loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous business purposes, and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in an aggregate amount not to exceed $6,000,000 at any time outstanding; and

(n)                                 Investments constituting Permitted Acquisitions;

provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clauses (a) through (e) shall be permitted unless such Investments are pledged to the Collateral Agent as additional Collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its discretion, which:

(a)                                  Is made (i) to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or (ii) to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or (iii) to pay any other amount chargeable to any Loan Party hereunder; and

(b)                                 Together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the Revolving Credit Ceiling at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and such “inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder; provided further that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing Indebtedness” means, with respect to any Person, any refinancing, refunding, renewal or extension of any Indebtedness of such Person (or any successor of such Person); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, (iii) the terms relating to principal amount, amortization, maturity, and collateral (if any), of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the

Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, and (iv) if the Indebtedness being refinanced, refunded, renewed or extended is Subordinated Indebtedness, such refinancing, refunding, renewal or extension (A) is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Subordinated Indebtedness being refinanced, refunded, renewed or extended, and (B) contains covenants and events of default that are not more restrictive taken as a whole than the covenants and events of default contained in the documentation governing the Indebtedness being refinanced (as determined in good faith by the Lead Borrower).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means, collectively, (a) the Pledge Agreement dated as of the Closing Date between the Lead Borrower and the Collateral Agent and (b) the Pledge Agreement dated as of the Closing Date between Twin Brook Insurance Company, Inc. and the Collateral Agent, in each case as amended and in effect from time to time.

“Prepayment Event” means:

(a)                                  Any sale, transfer or other Disposition (including, without limitation, any Disposition of the Alabama Property in connection with the Alabama Sale-Leaseback Transaction, but excluding any Disposition permitted pursuant to clauses (a), (c), (d), (e), (f) and (g) of the definition of Permitted Dispositions) of any property or asset of a Loan Party; provided that any individual Disposition for which any Loan Party or any of its Subsidiaries receives Net Proceeds in an amount not to exceed $2,500,000 prior to the occurrence of a Cash Dominion Event shall not be deemed a Prepayment Event;

(b)                                 Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent or (ii) prior to the occurrence of a Cash Dominion Event, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 180 days of the occurrence of the damage to or loss of the assets being repaired or replaced; provided that any individual casualty or other insured damage to, or taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party for which any Loan Party receives Net Proceeds in an amount not to exceed $2,500,000 prior to the occurrence of a Cash Dominion Event shall not be deemed a Prepayment Event;

(c)                                  The issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan);

(d)                                 The incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness; or

(e)                                  The receipt by any Loan Party of any Extraordinary Receipts; provided that the receipt of any individual Extraordinary Receipt in an amount not to exceed $2,500,000 prior to the occurrence of a Cash Dominion Event shall not be deemed a Prepayment Event.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Advance Rate” means 50%.

“Realty Reserves” means such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s reasonable discretion as being appropriate to reflect the impediments to the Agents’ ability to realize upon any Eligible Real Estate.  Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (i) Environmental Compliance Reserves, (ii) reserves for (A) municipal taxes and assessments, (B) repairs and (C) remediation of title defects, and (iii) reserves for Indebtedness secured by Liens having priority over the Lien of the Collateral Agent.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.11(a).

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding 50.1% or more of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate 50.1% or more of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves, Availability Reserves and Realty Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Revolving Credit Ceiling” means $200,000,000, as such amount may be modified in accordance with the terms of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Mortgage, the Blocked Account Agreements, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Services Company” means The Children’s Place Services Company, LLC, a Delaware limited liability company.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, Consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means the occurrence of any Event of Default described in any of Sections 8.01(a), 8.01(b)(i), 8.01(b)(ii), 8.01(d), 8.01(e), 8.01(f), 8.01(g), 8.01(h), 8.01(i), 8.01(j), 8.01(l), 8.01(m), 8.01(n), 8.01(q), 8.01(r) or 8.01(s).

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Sublimit” means $50,000,000.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which any Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.  Any reference to the Subsidiaries of the Lead Borrower herein or in any other Loan Document shall not include Hoop, unless explicitly stated otherwise.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo Retail Finance, LLC, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(a), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 or (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority in connection with any and all payments to be made by or on account of any obligation of the Borrowers hereunder or under any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Twin Brook” means Twin Brook Insurance Company, Inc., a New York captive insurance company.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Uncapped Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)                                  the Borrowing Base;

minus

(b)                                 the aggregate Outstanding Amount of all Credit Extensions.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Wells Fargo Bank” means Wells Fargo Bank, N.A., a national banking association.

1.02                           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                           Accounting Terms.

(a)                                  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05         Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that, except as otherwise provided in Section 2.03(h), with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                           Committed Loans; Reserves.

(a)                                  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i)                                     after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments, or (B) the Borrowing Base;

(ii)                                  after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment;

(iii)                               The Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit; and

(iv)                              After giving effect to all Credit Extensions, no Overadvance shall exist.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01  Committed Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

(b)                                 The following are the Reserves as of the Closing Date:

(i)                                     Shrink (an Inventory Reserve): An amount equal to 0.70% of the gross sales of the Borrowers for the Fiscal Year to date; and

(ii)                                  Rent (an Availability Reserve): An amount equal to (A) one (1) months’ rent for all of the Borrowers’ leased locations in Pennsylvania, Virginia and Washington, other than leased locations with respect to which the Collateral Agent has received a Collateral Access Agreement, and (B) three (3) months’ rent for the Borrowers’ distribution center located in Dayton, New Jersey.

(c)                                  The Administrative Agent shall have the right, at any time and from time to time on or after the Closing Date in its reasonable discretion to establish, modify or eliminate Reserves.

2.02                           Borrowings, Conversions and Continuations of Committed Loans.

(a)                                  Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBO Rate Loans, as the Lead Borrower may request subject to and in accordance with this Section 2.02.  Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b)                                 Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans.  If the Lead Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan.

(c)                                  Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b).  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Lead Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Lead Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(d)                                 The Administrative Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge, Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document, as and when due and payable, and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby.  The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof.  Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05(c).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)                                  Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan.  Upon the occurrence and during the continuance of a Default, the Administrative Agent may, and at the direction of the Required Lenders shall, prohibit Loans from being requested as, converted to or continued as, LIBO Rate Loans.

(f)                                    The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Wells Fargo Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g)                                 After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

(h)                                 The Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result.  The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders, the Swing Line Lender and the L/C Issuer and each Lender shall be bound thereby.  Any Permitted Overadvance may constitute a Swing Line Loan.  A Permitted Overadvance is for the account of the Borrowers and shall constitute a Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c).  The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans.  Without limiting the foregoing, the Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)) regardless of the amount of any such Overadvance(s).

2.03                           Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the Administrative Agent, in reliance upon the agreements of the Lenders set forth in this Section 2.03, shall endeavor to cause the L/C Issuer from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit (including Canadian Letters of Credit) for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by the L/C Issuer, in accordance with Section 2.03(b) below; and (B) the Lenders severally agree to participate in Letters of Credit (including Canadian Letters of Credit) issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (v) the Outstanding Amount of the L/C Obligations with respect to Standby Letters of Credit shall not exceed the Standby Letter of Credit Sublimit, (w) the Outstanding Amount of the L/C Obligations with respect to Canadian Letters of Credit shall not exceed the Canadian Letter of Credit Sublimit, (x) the Total Outstandings shall not exceed the lesser of the Aggregate Commitments or the Borrowing Base, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  Any L/C Issuer (other than Wells Fargo Bank or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such L/C Issuer.

(ii)                                  No Letter of Credit shall be issued if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                                subject to Section 2.03(b)(iii), the expiry date of such requested Commercial Letter of Credit would occur more than 120 days after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(C)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the Letter of Credit Expiration Date or all the Lenders have approved such expiry date.

(iii)                               No Letter of Credit shall be issued without the prior consent of the Administrative Agent if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                                such Letter of Credit is to be denominated in a currency other than Dollars; provided that if the L/C Issuer, in its discretion and with the consent of the Administrative Agent, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars; or

(D)                               a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Administrative Agent or the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if (A) the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof, (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit or (C) such Letter of Credit has been amended on four (4) prior occasions.

(v)                                 The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the Administrative Agent (with a copy to the L/C Issuer) in the form of a Letter of Credit Application, appropriately completed and signed by an L/C Responsible Person; provided, however, that in no event shall any Letter of Credit be amended more than four (4) times after the issuance thereof.  Any Letter of Credit Application or other document delivered hereunder that is signed by an L/C Responsible Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action, and such L/C Responsible Person shall be conclusively presumed to have acted on behalf of the Lead Borrower.  Such Letter of Credit Application must be received by the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such other date and time as the Administrative Agent may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  Promptly after receipt of any Letter of Credit Application, the Administrative Agent will confirm with the L/C Issuer (by telephone or in writing) that the L/C Issuer has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the Administrative Agent will provide the L/C Issuer with a copy thereof.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Administrative Agent and the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Administrative Agent or the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit

Application shall specify in form and detail satisfactory to the Administrative Agent and the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Administrative Agent and the L/C Issuer may require.  Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)                                  Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.  Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii)                               If the Lead Borrower so requests in any applicable Letter of Credit Application, the Administrative Agent may, in its sole and absolute discretion, cause the L/C Issuer to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued.  Unless otherwise directed by the Administrative Agent or L/C Issuer, the Lead Borrower shall not be required to make a specific request to the Administrative Agent or L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Administrative Agent shall instruct the L/C Issuer not to permit any such extension if (A) the Administrative Agent has determined that it would not be permitted, or would have no obligation, at such time to cause the issuance of such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) the L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is thirty days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will make available to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Administrative Agent thereof and the Administrative Agent shall notify the Lead Borrower; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the L/C Issuer and the Lenders with respect to any such payment.  If the Administrative Agent notifies the Lead Borrower of any such notice of a drawing not later than 1:30 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent on the same day in an amount equal to the amount of such drawing.  If the Administrative Agent notifies the Lead Borrower of any such notice of a drawing later than 1:30 p.m. on any Honor Date, the Borrowers shall reimburse the L/C Issuer through the Administrative Agent by 10:00 a.m. on the next day in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone or electronic means.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from the Administrative Agent a Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi)                              the fact that any Event of Default shall have occurred and be continuing.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will promptly notify the Administrative Agent and the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of L/C Issuer.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the

L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 105% (in the case of Letters of Credit denominated in a currency other than Dollars, in an amount at least equal to 110%) of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrowers hereby grant to the Collateral Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo Bank or an account maintained by the Administrative Agent.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(h)           Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each Commercial Letter of Credit, equal to the Applicable Margin multiplied by the daily Stated Amount under such Letter of Credit, and (ii) for each Standby Letter of Credit, equal to the Applicable Margin multiplied by the daily Stated Amount under such Letter of Credit.  For purposes of computing the daily Stated Amount available to be drawn under any Letter of Credit, the Stated Amount of the Letter of Credit shall be determined in accordance with Section 1.05; provided that, for purposes only of calculating the Letter of Credit Fee owing hereunder, the daily Stated Amount available to be drawn under any Letter of Credit that provides for one or more automatic increases in the Stated Amount thereof shall be deemed to be the maximum Stated Amount then in effect under such Letter of Credit (at the time of each such calculation of the Letter of Credit Fee), rather than the maximum Stated Amount for which such Letter of Credit may be honored.  Letter of Credit Fees shall be (i) due and payable on the first day of each month (or if such day is not a Business Day, on the next succeeding Business Day), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a monthly basis in arrears.  If there is any change in the Applicable Margin during any month, the daily amount available to be drawn under of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such month that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default has occurred and is continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all Letter of Credit Fees shall accrue at the Default Rate and thereafter such Letter of Credit Fees shall accrue at the Default Rate to the fullest extent permitted by applicable Laws.

(i)            Consignment of Bill of Lading.  The Borrowers shall, upon the request of the Administrative Agent, consign to the Borrowers, the Collateral Agent or the L/C Issuer any bill of lading for Inventory which is supported by an Eligible Letter of Credit issued by the L/C Issuer.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Existing Letters of Credit.  The Borrowers, the Agents, the Lenders and the L/C Issuer agree that the Existing Letters of Credit shall be deemed Letters of Credit hereunder as if issued by the L/C Issuer hereunder and, from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof.

2.04         Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line

Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments, or (B) the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender shall, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender, at any time in its sole and absolute discretion, may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the principal amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.   A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)           The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Committed Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Outstandings at any time exceed the lesser of the Aggregate Commitments or the Borrowing Base, each as then in effect, the Borrowers shall immediately prepay Committed Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the lesser of the Aggregate Commitments or the Borrowing Base, each as then in effect.

(d)           After the occurrence and during the continuance of a Cash Dominion Event, the Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in accordance with the provisions of Section 6.13 hereof.   In addition, the Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount equal to the Net Proceeds (other than, with respect only to the Note Purchasers Priority Collateral, such portion of the Net Proceeds that are then required to be paid to the Note Purchasers under the Note Purchase Facility) received by a Loan Party on account of a Prepayment Event, irrespective of whether or not a Cash Dominion Event then exists and is continuing.  The Agents shall not be obligated to release their Liens on any Collateral until such Net Proceeds have been so received (to the extent required in this clause (d)).  The application of such Net Proceeds to the Loans shall not reduce the Commitments.  If all Obligations then due are paid, any excess Net Proceeds shall be remitted to the operating account of the Borrowers maintained with the Administrative Agent.

(e)           Prepayments made pursuant to this Section 2.05, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable, and, to the extent not so applied, shall thereafter be returned to the Borrowers.

2.06         Termination or Reduction of Commitments.

(a)           The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. (A) thirty (30) days prior to the date of any termination of the Aggregate Commitments and (B) five (5) Business Days prior to the date of any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.

(b)           If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)           The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06.  Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees (including, without limitation, Commitment Fees, Early Termination Fees and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07         Repayment of Loans.

(a)           The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)           To the extent not previously paid, the Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

2.08         Interest.

(a)           Subject to the provisions of Section 2.08(b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)           (i)            If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any other Event of Default has occurred and is continuing, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter, until such Event of Default has been duly waived as provided in Section 10.01 hereof, such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.  In addition to certain fees described in subsection (h) of Section 2.03:

(a)           Commitment Fee.  The Borrowers shall pay to the Administrative Agent, for the account of each Lender, in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to 0.25% times the average daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first day of each month (or if such day is not a Business Day, on the next succeeding Business Day), commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee shall be calculated monthly in arrears.

(b)           Early Termination Fee.  In the event that the Termination Date occurs, for any reason, prior to the Maturity Date, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a fee (the “Early Termination Fee”) in respect of amounts which are or become payable by reason thereof equal to: (i) one-half of one percent (0.50%) of the Revolving Credit Ceiling then in effect if the Termination Date shall occur at any time on or before July 31, 2009; and (ii) one-quarter of one percent (0.25%) of the Revolving Credit Ceiling then in effect if the Termination Date shall occur at any time on or after July 31, 2009 but on or before July 31, 2010.  No Early Termination Fee shall be due if the Termination Date shall occur at any time after July 31, 2010.  All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the early termination of this Agreement and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof.

(c)           Other Fees.  The Borrowers shall pay to the Administrative Agent fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10         Computation of Interest and Fees.  All computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12, bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11         Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the principal amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest, within seven (7) days after it is determined by the Administrative Agent that the conditions to the applicable Credit Extension set forth in Article IV have not been satisfied.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13         Sharing of Payments by Lenders.  If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(a)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14         Settlement Among Lenders.

(a)           The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b)           The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent.  If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER

3.01         Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI;

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN; or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04         Increased Costs; Reserves on LIBO Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05         Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c)           any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07         Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08         Designation of Lead Borrower as Borrowers’ Agent.

(a)           Each Borrower hereby irrevocably designates and appoints the Lead  Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower.  In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead  Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)           Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)           The Lead  Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit

Extension.  Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Lead Borrower;

(ii)           a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv)          copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization;

(v)           favorable opinions of (A) Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties, (B) Maynard, Cooper & Gale, P.C., LLC, local Alabama real estate counsel, (C) Stroock & Stroock & Lavan LLP, special counsel to Twin Brook, and (D) McGuireWoods LLP, special counsel to The Children’s Place (Virginia), LLC, each addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi)          a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that, excluding the filing for bankruptcy and the implementation of the bankruptcy proceeding of Hoop, there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) either that (1) no consents, licenses or approvals (other than those referenced in Section 4.01(a)(iii) of this Agreement) are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect, and (D) to the Solvency of the Loan Parties on a Consolidated basis as of the Closing Date after giving effect to the transactions contemplated hereby;

(vii)         evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agents required under the Loan Documents have been obtained and are in effect;

(viii)        a payoff letter from the lenders under the Existing Credit Agreement satisfactory in form and substance to the Administrative Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(ix)           the Security Documents (including, without limitation, the Mortgage) and, to the extent not previously delivered to the Administrative Agent pursuant to the Existing Credit Agreement, certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(x)            the Intercreditor Agreement, duly executed by each of the parties thereto;

(xi)           all other Loan Documents, each duly executed by the applicable Loan Parties and the other parties thereto;

(xii)          certified copies of the Note Documents, duly executed by the parties thereto, together with such other agreements, instruments and documents delivered in connection therewith as the Administrative Agent shall reasonably request;

(xiii)         results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, or subordination agreements reasonably satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Collateral Agent for the delivery of such termination statements and releases have been made;

(xiv)        (A)          all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent and (B) the Credit Card Notifications and Blocked Account Agreements required pursuant to Section 6.13 hereof;

(xv)         a Phase I environmental site assessment report in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Collateral Agent, from an environmental consulting firm reasonably acceptable to the Collateral Agent, which report shall identify recognized environmental conditions with respect to the Alabama Property and shall, to the extent possible, quantify any related costs and liabilities associated with such conditions, and the Collateral Agent shall be satisfied with the nature and amount of any such matters;

(xvi)        an appraisal (based upon FMV) of the Alabama Property complying with the requirements of FIRREA by a third party appraiser reasonably acceptable to the Collateral Agent and otherwise in form and substance reasonably satisfactory to the Collateral Agent; and

(xvii)       such other assurances, certificates, documents, consents or opinions as the Agents reasonably may require.

(b)           After giving effect to (i) the first funding under the Loans and the funding under the Note Purchase Facility, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Excess Availability shall be not less than $80,000,000.

(c)           The Administrative Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the week ended on July 26, 2008, and executed by a Responsible Officer of the Lead Borrower.

(d)           The Administrative Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the most recent financial information delivered to the Administrative Agent.

(e)           The Administrative Agent shall have received and be satisfied with (i) a detailed forecast for the period commencing on the Closing Date and ending with the end of the then Fiscal Year, which condition shall be deemed to have been satisfied by the Administrative Agent’s receipt of the lender presentation dated June 2, 2008.

(f)            There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g)           The consummation of the transactions contemplated hereby shall not violate any Applicable Law or any Organization Document.

(h)           The Borrowers shall have entered into the Note Purchase Facility, and the terms of, and the documentation evidencing, the Note Purchase Facility shall be reasonably satisfactory to the Administrative Agent.

(i)            All fees required to be paid to the Agents on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(j)            The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(k)           The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(l)            No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Closing Date.

4.02         Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of LIBO Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           Except for good faith disputes between a Borrower and its landlords, no Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, any Agent, any Lender or any of their Affiliate.

(e)           The amount of any requested Loan or Letter of Credit shall not exceed Availability at such time.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.  The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties, but until the Required Lenders otherwise direct the Administrative Agent to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Committed Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Administrative Agent; provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01         Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof: (a) is a corporation, limited liability company, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as currently conducted or as proposed to be conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization and the name under which each Loan Party conducts its business (if different), its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, its federal employer identification number and the address of its chief executive office and principal place of business.

5.02         Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is, or is to be, a party has been duly authorized by all necessary corporate or other organizational action and does not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict in any material respect with, or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) any governmental licenses, permits, authorizations, consents and approvals; except, in each case referred to in this clause (b), to the extent that any such conflict, breach, termination, contravention or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents); or (d) violate any Law.

5.03         Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (having the priority set forth in the Intercreditor Agreement), or (b) such as have been obtained or made and are in full force and effect.

5.04         Binding Effect.  This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05         Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated May, 2008, and the related Consolidated statements of income or operations and cash flows for the Fiscal Month ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, excluding the filing for bankruptcy and the implementation of the bankruptcy proceeding of Hoop, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06         Litigation.  Except as otherwise set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07         No Default.  No Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Contract or any Material Indebtedness.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08         Ownership of Property; Liens.

(a)           Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, free and clear of all Liens, other than Permitted Encumbrances, except for such defects in title and leasehold interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect  Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use, all personal property (including Intellectual Property) and assets material to the ordinary conduct of its business as currently conducted or as proposed to be conducted, free and clear of all Liens, other than Permitted Encumbrances, except for such defects in title, leasehold interests and licenses as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date.  Each of such Leases is in full force and effect as of the Closing Date and the Loan Parties are not in default of the terms thereof, except for such defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Schedule 7.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 7.01, and Permitted Encumbrances.

(d)           Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(e)           Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Subsidiary of a Loan Party as of the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity thereof.  As of the Closing Date, after giving effect to the transactions contemplated hereby, the Loan Parties have no Indebtedness except for the Note Obligations, the Indebtedness set forth on Schedule 7.03 and Permitted Indebtedness.

5.09         Environmental Compliance.

(a)           No Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as otherwise set forth in Schedule 5.09, to the knowledge of the Loan Parties, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof.

(c)           Except as otherwise set forth on Schedule 5,09, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

5.10         Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates.  Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11         Taxes.  The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12         ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.  No Lien imposed under the Code or ERISA exists or, to the knowledge of the Lead Borrower, is likely to arise on account of any Plan.

(b)           There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Lead Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13         Subsidiaries; Equity Interests.  The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary, listed by class, and setting forth the number and percentage of the outstanding Equity Interests of each such class owned directly or indirectly by the applicable Loan Party.  All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13, free and clear of all Liens except for those created under the Security Documents and the Note Documents.  No Loan Party or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Loan Party’s Subsidiaries’ Equity Interests or any security convertible into or exchangeable for any such Equity Interests.  The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  Part (c) of Schedule 5.13 is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and a description of the number of shares of each such class that are issued and outstanding.  All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and, other than with respect to the Lead Borrower, are owned in the amounts specified on Part (c) of

Schedule 5.13, free and clear of all Liens except for those created under the Security Documents and the Note Documents.  Except as set forth in Schedule 5.13, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.  No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.  The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14         Margin Regulations; Investment Company Act.

(a)           No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)           None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure.  Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16         Compliance with Laws.  Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17         Intellectual Property; Licenses, Etc.  Each Loan Party owns, or holds licenses in, all Intellectual Property, trade names, patent rights and other authorizations that are necessary to the conduct of its business as currently conducted and as proposed to be conducted, and attached hereto as Schedule 5.17 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which a Loan Party is the owner or is an exclusive licensee.  To the best knowledge of the Lead Borrower after reasonable inquiry, (i) there is no action, proceeding, claim or complaint pending or, threatened in writing to be brought against any Loan Party which might jeopardize any of such Person’s interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names, designs or applications, except those which are not, in the aggregate, material to the Loan Parties’ financial condition, results of operations or business and (ii) no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person.

5.18         Labor Matters.  There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Part (a) of Schedule 5.18, the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters, except for any noncompliance which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Part (b) of Schedule 5.18, no Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law.  All material payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Part (c) of Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by (i) any collective bargaining agreement or (ii) any management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement which, in each case in this clause (ii), imposes commitments on such Loan Party or its Subsidiary in excess of $3,000,000 per year. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.  Each Loan Party and its Subsidiaries are in material compliance with all requirements pursuant to employment standards, labor relations, health and safety, workers compensation and human rights laws, immigration laws and other applicable employment legislation.  To the knowledge of the Loan Parties, no officer or director of any Loan Party who is party to an employment agreement with such Loan Party is in violation of any term of any employment contract or proprietary information agreement with such Loan Party; and to the knowledge of the Loan Parties, the execution of the employment agreements and the continued employment by the Loan Parties of the such persons, will not result in any such violation.

5.19         Security Documents.  The Security Documents are effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute, or will upon the filing of financing statements and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable UCC, the creation of a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person, except for (a) with respect to the Note Purchasers Priority Collateral only, Liens securing the obligations of the Borrowers with respect to the Note Purchase Facility, and (b) other Permitted Encumbrances having priority under applicable Law.

5.20         Solvency.  After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21         Deposit Accounts; Credit Card Arrangements.

(a)           Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b)           Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges for sales made by such Loan Party.

5.22         Brokers.  No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan  Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.  Each Loan Party hereby jointly and severally indemnifies each Credit Party against, and agrees that such Person will hold each such Credit Party harmless from, any claim, demand or liability, including reasonable attorneys’ fees, for any broker’s, finder’s or placement fee or commission incurred by such indemnifying party or the Lead Borrower or its Affiliates or a representative of such Person.

5.23         Customer and Trade Relations.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in, the business relationship of any Loan Party with any supplier material to its operations.

5.24         Material Contracts.  No Loan Party is in default under any Material Contract to which such Person is a party or by which such Person is bound, the effect of which default is to cause, or to permit the other party(ies) to such Material Contract to cause, with the giving of notice if required, such Material Contract to be terminated.  Set forth on Schedule 5.24 is a description of all Material Contracts of the Loan Parties, showing the parties and principal subject matter thereof and amendments and modifications thereto; provided, however, that the Lead Borrower may amend Schedule 5.24 to add additional Material Contracts so long as such amendment occurs by written notice to the Administrative Agent not less than 5 days after the date on which such Loan Party enters into such Material Contract after the Closing Date.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to either result in a Material Adverse Effect or expose the Loan Parties to liabilities greater than $5,000,000, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiaries and, to the best of the Lead Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b)  is not in default due to the action or inaction of any Loan Party or its Subsidiaries and (c) the consummation of the financing arrangements contemplated hereunder, will not constitute or create a default or create a right of termination under any Material Contract.

5.25         Casualty.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26         Anti-Terrorism Laws.

(a)           General.  To the knowledge of the Loan Parties, after reasonable inquiry, none of the Loan Parties nor any direct or indirect investor in any Loan Party (other than the Lenders or any direct or indirect investors in the Lenders), is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Executive Order No. 13224.  To the knowledge of the Loan Parties, after reasonable inquiry, none of the Loan Parties nor any direct or indirect investor in any Loan Party (other than the Lenders or any direct or indirect investors in the Lenders), or their respective agents acting or benefiting in any capacity in connection with the transactions hereunder, is any of the following (each a “Blocked Person”):

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)                                  a Person owned or controlled  by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)                               a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)                                 a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)                              a person or entity who is affiliated or associated with a person or entity listed above.

(c)           To the best knowledge of the Loan Parties, after reasonable inquiry, none of the Loan Parties nor, to the knowledge of the Loan Parties, any of its or their agents acting in any capacity in connection with the transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall  have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01         Financial Statements.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)           as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ending in January 2009), a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, the related Consolidated and consolidating statements of income or operations and Shareholders’ Equity and the related Consolidated statement of cash flows (with consolidating reconciliation of cash from the balance sheet to the statement of cash flows that is reasonably acceptable to the Administrative Agent) for such Fiscal Year, setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for (i) the previous Fiscal Year and (ii) such period set forth in the projections delivered pursuant to Section 6.02(c) hereof, all in reasonable detail and prepared in accordance with GAAP, such Consolidated and (where relevant) consolidating statements to be audited and accompanied by (i) a report and unqualified opinion of BDO Seidman, LLP or another public accounting firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, (ii) an opinion of such public accounting firm independently assessing the Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object and (iii) as to statements not covered by an audit, certification by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated and consolidating financial statements of the Lead Borrower and its Subsidiaries;

(b)           as soon as available, but in any event within thirty (30) days after the end of each Fiscal Month of each Fiscal Year of the Lead Borrower (except with respect to the last Fiscal Month of each Fiscal Quarter, with respect to which the applicable period for delivery shall be forty-five (45) days rather than thirty (30) days), a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, the related Consolidated and consolidating statements of income or operations (and, with respect to the last Fiscal Month of each Fiscal Quarter, Shareholders’ Equity) and the related Consolidated statement of cash flows (with consolidating reconciliation of cash from the balance sheet to the statement of cash flows that is reasonably acceptable to the Administrative Agent) for such Fiscal Month, and for the portion of the Fiscal Year then ended, setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for (i) such period set forth in the projections delivered pursuant to Section 6.01(c) hereof, (ii) the corresponding Fiscal Month of the previous Fiscal Year and (iii) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated and (where relevant) consolidating statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available, but in any event (i) on or before January 31st of each Fiscal Year of the Lead Borrower, a preliminary month-by-month business plan for the following Fiscal Year prepared by management of the Lead Borrower and reviewed by the board of directors of the Lead Borrower, and (ii) on or before March 1st of each Fiscal Year of the Lead Borrower, a final month-by-month business plan for such Fiscal Year prepared by management of the Lead Borrower (which final business plan shall be approved by the board of directors of the Lead Borrower by March 31st of such Fiscal

Year), in each case the form of which shall be substantially similar to the business plan for the Fiscal Year ended on or about January 31, 2009 and the substance of which shall be reasonably satisfactory to the Administrative Agent, for such Fiscal Year; provided that, if the Lead Borrower delivers a business plan that is not reasonably satisfactory to the Administrative Agent, but that otherwise complies with this Section 6.01(c), this Section 6.01(c) shall be deemed to be satisfied to the extent that the Lead Borrower delivers a business plan reasonably satisfactory to the Administrative Agent on or before March 31 of such Fiscal Year.

6.02         Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its public accounting firm certifying such financial statements;

(b)           concurrently with the delivery of the financial statements referred to in Section 6.01(b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, which shall include (A) a certification as to the amount, if any, of rent under any Leases, and any obligations and liabilities with respect to Taxes, that have not been timely paid, (B) a certification as to the receipt of notice, if any, as to any obligations or liabilities with respect to utilities and/or insurance premiums that have not been timely paid, and (C) a certification as to the acquisition, if any, of any additional Intellectual Property acquired since the date of the last similar certification, and (ii) a copy of management’s analysis with respect to such financial statements, which analysis shall be consistent with the analysis previously provided by the Lead Borrower under the Existing Credit Agreement.  In the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;

(c)           on the first Wednesday of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a certificate in the form of Exhibit G (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that (i) if Uncapped Excess Availability at any time is less than $25,000,000 or (ii) an Event of Default has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;

(d)           concurrently with the filing thereof (or upon the request of the Administrative Agent or its auditors, appraisers, accountants, consultants or other representatives), copies of each of the Lead Borrower’s federal income tax returns, and any amendments thereto;

(e)                                  promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its public accounting firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, in each case to the extent permitted by the policies of its public accounting firm at such time;

(f)                                    promptly after the same are available, copies of each annual report, proxy or financial statement, or other document, report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g)                                 the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(h)                                 promptly after the furnishing thereof, (i) copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and (ii) copies of all notices and other communications received or delivered by a Loan Party with respect to the Note Documents (i) which indicate a breach or default of any such document, or (ii) which constitute a notice under Section 7.5 (Notices) of the Note Purchase Agreement (to the extent not otherwise already provided to the Administrative Agent), in each case not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(i)                                     as soon as available, but in any event within 30 days after the end of each Fiscal Year of the Loan Parties (or upon the request of the Administrative Agent or its auditors, appraisers, accountants, consultants or other representatives), (i) a certificate executed by an authorized officer of the Lead Borrower certifying the existence and adequacy of the property and casualty insurance program carried by the Loan Parties and their Subsidiaries, and (ii) a written summary of said program identifying the name of each insurer, the number of each policy and expiration date of each policy, the amounts and types of each coverage, and a list of exclusions and deductibles for each policy.

(j)                                     promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(k)                                  promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Financial statements required to be delivered pursuant to Sections 6.01(a), 6.01(b) or 6.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on EDGAR or another Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance, the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03                           Notices.  Promptly notify the Administrative Agent:

(a)                                  of the occurrence of any Default or Event of Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, any default under, or termination of, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or any administrative or arbitration proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c)                                  of any undischarged or unpaid judgments or decrees in excess of $3,000,000, individually or in the aggregate;

(d)                                 of the occurrence of any ERISA Event;

(e)                                  of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f)                                    of any change in any Loan Party’s senior executive officers;

(g)                                 of the discharge by any Loan Party of its present public accounting firm or any withdrawal or resignation by such public accounting firm;

(h)                                 of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, the application for the certification of a collective bargaining agent, or any labor negotiations or strikes;

(i)                                     of the filing of any Lien for unpaid Taxes against any Loan Party;

(j)                                     of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(k)                                  of any failure by any Loan Party to pay rent at (i) ten percent (10%) or more of such Loan Party’s locations or (ii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                           Payment of Obligations.  Pay and discharge in full as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims for labor, materials and supplies and claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property (other than a Permitted Encumbrance), and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a) the validity or amount thereof (other than payroll taxes or taxes that are the subject of a United States federal tax lien) is being contested in good faith by appropriate proceedings diligently conducted, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.  The Lead Borrower will, upon request, furnish the Collateral Agent with proof satisfactory to the Collateral Agent indicating that the Loan Parties and their Subsidiaries have made the payments or deposits described in clause (a) above.  Each Loan Party shall, and shall cause each of its Subsidiaries to, pay in conformity with its customary practice all accounts payable incident to the operations of such Person not referred to in this Section 6.04, above.  Nothing contained herein shall be deemed to limit the rights of the Agents with respect to determining Reserves pursuant to this Agreement.

6.05                           Preservation of Existence, Etc..  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05.

6.06                           Maintenance of Properties.

(a)                                  Keep its properties in such repair, working order and condition, and shall from time to time make such repairs, replacements, additions and improvements thereto, as are reasonably necessary for the efficient operation of its business and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except where (i) compliance is at the time being contested in good faith by appropriate proceedings and (ii) failure to comply with the provisions being contested has not resulted, and which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Take all reasonable actions to possess and maintain all Intellectual Property material to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property.  No Loan Party nor any of its Subsidiaries shall take any action, or fail to take any action, that could reasonably be expected to (i) result in the invalidity, abandonment, misuse, lapse, or unenforceability of Intellectual Property which is material to the conduct of the business of the Loan Parties or (ii) knowingly infringe upon or misappropriate any rights of other Persons.

(c)                                  Do all things reasonably necessary in order to comply with all Environmental Laws at any Real Property or otherwise in connection with their operations noncompliance with which could reasonably be expected to cause a Material Adverse Effect, and obtain all permits and other governmental authorizations for their operations under applicable Environmental Laws other than such permits and other authorizations the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

6.07                           Maintenance of Insurance.

(a)                                  Maintain with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent.

(b)                                 Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such policy referred to in this Section 6.07(b) shall also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium, except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason, except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Lead Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(c)                                  None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07.  Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees.  The designation of any form, type or amount of insurance coverage by the any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

(d)                                 Permit any representatives that are designated by the Collateral Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby.  The Loan Parties shall pay the reasonable fees and expenses of any representatives retained by the Collateral Agent to conduct any such inspection.

6.08                           Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                           Books and Records; Accountants.

(a)                                  (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b)                                 At all times retain BDO Seidman, LLP or another public accounting firm which is reasonably satisfactory to the Administrative Agent and instruct such public accounting firm in writing to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such public accounting firm, as may be raised by the Administrative Agent; provided that the Lead Borrower shall be entitled to participate in any such meetings or discussions.  The Lead Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to the Administrative Agent, at the Borrowers’ expense, copies of the Borrowers’ financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to the Administrative Agent any information they may have regarding the Collateral or the financial condition of the Borrowers, in each case to the extent permitted by the policies of such auditors, accountants or other third parties at such time; provided that the Lead Borrower shall be entitled to be provided with copies of any such financial statements, papers, accounting records or disclosures contemporaneously therewith.

6.10                           Inspection Rights.

(a)                                  Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and public accounting firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b)                                 Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  Subject to the following sentences, the Loan Parties shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals as provided below.  Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake up to one (1) real estate appraisal and up to two (2) inventory appraisals and two (2) commercial finance examinations each Fiscal Year at the Loan Parties’ expense; provided that, in the event that Excess Availability is at any time less than $35,000,000, the Administrative Agent may, in its discretion, undertake up to three (3) inventory appraisals and three (3) commercial finance examinations each Fiscal Year at the Loan Parties’ expense.  Notwithstanding anything to the contrary contained herein, the Administrative Agent may cause additional inventory appraisals and commercial finance examinations to be undertaken (i) as it in its reasonable discretion deems necessary or appropriate, at its own expense, or (ii) if required by applicable Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

6.11                           Use of Proceeds.  Use the proceeds of the Credit Extensions (a) to refinance the Indebtedness of the Lead Borrower and its Subsidiaries under the Existing Credit Agreement and the L/C Demand Facility, (b) to finance transaction fees and expenses related hereto, (c) to finance the acquisition of working capital assets of the Borrowers, including the purchase of Inventory and Equipment, in each case in the ordinary course of business, (d) to finance Capital Expenditures of the Borrowers, (e) to pay certain obligations owed by the Lead Borrower to third parties as a result of the Hoop bankruptcy in an aggregate amount not to exceed $13,400,000 (net of receipts from Disney), as more fully described on Schedule 6.11 attached hereto, and (f) for general corporate purposes of the Loan Parties, in each case to the extent expressly permitted under applicable Law and the Loan Documents.

6.12                           Additional Loan Parties.  Notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within fifteen (15) days), cause any such Person (a) which is not a CFC, to (i) become a Loan Party by executing and delivering to the Administrative Agent a Joinder to this Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Collateral Agent on such Person’s assets to secure the Obligations, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such

Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Administrative Agent.  In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13                           Cash Management.

(a)                                  On or prior to the Closing Date:

(i)                                     deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); and

(ii)                                  enter into a blocked account agreement (each, a “Blocked Account Agreement”) satisfactory in form and substance to the Agents with each Blocked Account Bank (collectively, the “Blocked Accounts”).

The Administrative Agent hereby acknowledges and agrees that, upon delivery of the Credit Card Notifications and Blocked Account Agreements described on Schedule 6.13, the requirements of this Section 6.13(a), and the requirements set forth below in each of Sections 6.13(b) and 6.13(c), shall be deemed to have been satisfied.

(b)                                 (i) Each Credit Card Notification shall require the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account of all payments due from credit card processors, and (ii) the Borrowers shall cause each depository institution listed on Schedule 5.21(a) to cause the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account of all amounts on deposit in each DDA.

(c)                                  Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Cash Dominion Event, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Collateral Agent at Wells Fargo Bank (the “Concentration Account”), of all cash receipts and collections, including, without limitation, the following:

(i)                                     all available cash receipts from the sale of Inventory and other assets;

(ii)                                  all proceeds of collections of Accounts;

(iii)                               all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event;

(iv)                              the then contents of each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(v)                                 the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank); and

(vi)                              the proceeds of all credit card charges.

Prior to the exercise of remedies provided for in Section 8.02 (or before the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), subject to the terms of the Intercreditor Agreement, all amounts received in the Concentration Account from any source, including the Blocked Account Banks, shall be applied by the Administrative Agent in the order set forth in Section 2.05(e).

(d)                                 Concurrently with the delivery of the financial statements referred to in Section 6.01(b), the Loan Parties shall provide the Collateral Agent with an accounting of the contents of the Blocked Accounts and the Concentration Account, which shall identify, to the reasonable satisfaction of the Collateral Agent, the proceeds from the Note Purchasers Priority Collateral which were deposited into a Blocked Account and swept to the Concentration Account.  In addition, the Loan Parties shall provide the Collateral Agent (i) with written notice of any Restricted Payment or other intercompany transfer to be made to any Loan Party by any Subsidiary located outside of the United States, in each case as otherwise permitted pursuant to Sections 7.06 or 7.18, respectively, of this Agreement, no less than five (5) days prior to the receipt thereof and (ii) with written confirmation (which shall include a fed reference number, if applicable) on the date of the receipt of any such Restricted Payment or other intercompany transfer.  Upon the receipt of (x) the contents of the Blocked Accounts, and (y) such accounting and/or written confirmation, the Collateral Agent agrees to promptly remit to the agent under the Note Purchase Facility the proceeds of the Note Purchasers Priority Collateral received by the Collateral Agent.

(e)                                  The Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement.

(f)                                    In the event that, after the occurrence and during the continuance of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any proceeds or collections described in Section 6.13(c), such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

(g)                                 Upon the request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.14                           Information Regarding the Collateral.

(a)                                  Furnish to the Administrative Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral (subject only to (i) with respect to the Note Purchasers Priority Collateral only, Liens securing the obligations of the Loan Parties with respect to the Note Purchase Facility, and (ii) other Permitted Encumbrances having priority by operation of applicable Law) for its own benefit and the benefit of the other Credit Parties.

(b)                                 From time to time as may be reasonably requested by the Administrative Agent, and not less than one time per Fiscal Year, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein).  Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.

6.15                           Physical Inventories.

(a)                                  Cause not less than one (1) physical inventory to be undertaken, at the expense of the Loan Parties, in each twelve month period, conducted by such inventory takers as are satisfactory to the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Collateral Agent. The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party.  Upon the request of the Collateral Agent, the Lead Borrower shall provide the Collateral Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)                                 The Collateral Agent, in its discretion, if any Default shall have occurred and be continuing, may cause additional such inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties).

6.16                           Environmental Laws.  (a)  Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits appropriate or necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17                           Further Assurances.

(a)                                  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which any Agent may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)                                If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), notify the Agents thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c)                                 Upon the request of the Collateral Agent, cause each of its customs brokers, freight forwarders and other carriers which, individually, have control over, and/or hold the documents evidencing ownership of, Inventory or other Collateral of the Loan Parties with an aggregate retail value in excess of ten percent (10%) of the retail value of all Inventory or other Collateral of the Loan Parties at such time to deliver a Customs Broker Agreement to the Collateral Agent.

(d)                                Upon the request of the Collateral Agent, cause any of its landlords with respect to Real Estate acquired or leased after the Closing Date to deliver a Collateral Access Agreement to the Collateral Agent in such form as the Collateral Agent may reasonably require if the aggregate retail value of the Inventory or other Collateral of the Loan Parties at any such location exceeds five percent (5%) of the retail value of all Inventory or other Collateral of the Loan Parties at such time.

6.18                          Compliance with Terms of Leaseholds.  Except as otherwise expressly permitted hereunder (including, without limitation, in connection with Store closings permitted pursuant to clause (b) of the definition of Permitted Dispositions), make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  In the event that the Borrowers become delinquent in their rent payments, the Administrative Agent may establish Reserves against the Borrowing Base for the amount of any landlord liens arising from such delinquency.

6.19                          Material Contracts.  Perform and observe all of the terms and provisions of each Material Contract to be performed or observed by any Loan Party or any of its Subsidiaries, take all such action required on the part of any Loan Party or any of its Subsidiaries to maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.20                          ERISA.

(a)                                 Comply in all material respects with the applicable provisions of ERISA or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where the failure to comply could reasonably be expected to result in a claim or liability against any Loan Party or its Affiliates of $3,000,000 or more.

(b)                                Pay and discharge promptly any liability imposed upon it pursuant to the provisions of Title IV of ERISA; provided, however, that neither any Loan Party nor any ERISA Affiliate or any other Subsidiary of the Loan Parties shall be required to pay any such liability if (i) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (ii) such Person shall have set aside on its books reserves, in the opinion of the independent certified public accountants of such Person, adequate with respect thereto.

(c)                                 Deliver to the Collateral Agent, promptly, and in any event within 20 days, after (i) the occurrence of any Reportable Event in respect of a Plan, a copy of the materials that are filed with the PBGC, (ii) any Loan Party or any ERISA Affiliate or an administrator of any Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any such Plan, a copy of any such notice, (iii) the receipt of notice by any Loan Party or any ERISA Affiliate or an administrator of any Plan from the PBGC of the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any such Plan, a copy of such notice, (iv) the request by any Lender of copies of each annual report that is filed on Treasury Form 5500 with respect to any Plan, together with certified financial statements (if any) for the Plan and any actuarial statements on Schedule B to such Form 5500, (v) any Loan Party or any ERISA Affiliate knows or has reason to know of any event or condition which could reasonably be expected to constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Plan, an explanation of such event or condition, (vi) the receipt by any Loan Party or any ERISA Affiliate of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment, (vii) any Loan Party or any ERISA Affiliate knows or has reason to know of any event or condition which would reasonably be expected to cause any one of them to incur a liability under Section 4062, 4063, 4064 or 4069 of ERISA or Section 412(n) or 4971 of the Code, an explanation of such event or condition, or (viii) any Loan Party or any ERISA Affiliate knows or has reason to know that an application is to be, or has been, made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code, a copy of such application, and in each case described in clauses (i) through (iii) and (v) through (vii) together with a statement signed by an officer setting forth details as to such Reportable Event, notice, event or condition and the action which such Loan Party and any ERISA Affiliate proposes to take with respect thereto.

6.21                          Post-Closing Matters.

(a)                                 Within 60 days of the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Borrowers shall deliver to the Collateral Agent: (i) an American Land Title Association/American Congress on Surveying and Mapping form survey, for which all necessary fees (where applicable) have been paid, certified to the Collateral Agent and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the State of Alabama and reasonably acceptable to the Collateral Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Collateral Agent; (ii) an endorsement to the Mortgage Policy deleting the survey exception; (iii) comprehensive, same as survey, access, address/location and contiguity endorsements to the Mortgage Policy; and (iv) evidence that all other actions that the Collateral Agent may deem necessary or desirable in order to create a valid and subsisting Lien on the Alabama Property described in the Mortgage, subject only to Permitted Encumbrances having priority by operation of applicable Law, has been taken.  Until such time as the Borrowers deliver the items described in this Section 6.21(a), the Administrative Agent is under no obligation to include the Alabama Property in the Borrowing Base.

(b)                                Within 60 days of the Closing Date, a fully paid (or, as to which, evidence of the payment of the applicable premium has been provided to the Collateral Agent) American Land Title Association Lender’s Extended Coverage title insurance policy or marked-up title commitment having the effect of a policy of title insurance (the “Mortgage Policy”) in form and substance, with endorsements and in an amount acceptable to the Collateral Agent, issued by Stewart Title Guaranty Company, insuring the Mortgage to be a valid and subsisting Lien on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Collateral Agent may deem necessary or desirable.  Until such time as the Borrowers deliver the items described in this Section 6.21(b), the Administrative Agent is under no obligation to include the Alabama Property in the Borrowing Base.

(c)                                 Within 30 days of the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Borrowers shall deliver to the Administrative Agent a Blocked Account Agreement with Wachovia Bank, National Association with respect to account #203024911266.  In the event that the Borrowers are unable to deliver the foregoing Blocked Account Agreement within the timeframe set forth herein or make other arrangements acceptable to the Administrative Agent, the Administrative Agent may, in its sole discretion, require the Borrowers to move the applicable Blocked Account to Wells Fargo Bank, N.A. or another depository institution that is willing to execute and deliver a Blocked Account Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                Within 30 days of the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Borrowers shall deliver to the Administrative Agent a Blocked Account Agreement with Wells Fargo Bank, N.A. with respect to account #13038997.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02                          Investments.  Have outstanding, make, acquire or hold any Investment (or become contractually committed to do so), directly or indirectly, or incur any liabilities (including contingent obligations) for or in connection with any Investment, except Permitted Investments.

7.03                          Indebtedness.  Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness.

7.04                          Fundamental Changes.  (a) Merge, amalgamate, dissolve, liquidate, wind up, consolidate with or into another Person, reorganize, enter into a plan of reorganization, recapitalization or reclassify its Equity Interests (or agree to do any of the foregoing) or (b) suspend or go out of a substantial portion of its or their business or any material line of business, except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)                                 any Subsidiary may merge, consolidate or amalgamate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided further that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)                                any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party; and

(c)                                 the Borrowers shall be permitted to liquidate or dissolve Twin Brook at any time upon prior written notice to the Administrative Agent, provided that before, or within three (3) Business Days after, the liquidation or dissolution of Twin Brook, Twin Brook shall have contributed all of its assets to the Lead Borrower and the Lead Borrower shall have caused the former assets of Twin Brook, including, without limitation, the equity interests in Services Company, to be pledged to the Collateral Agent for the benefit of the Credit Parties.  In the event of any liquidation or dissolution of Twin Brook in accordance with the preceding sentence, Twin Brook will automatically cease to be a Guarantor hereunder.

7.05                          Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06                          Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)                                 each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b)                                the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)                                 the Lead Borrower may repurchase up to $10,000,000 of its capital stock in any Fiscal Year so long as there has been at least $50,000,000 of Excess Availability as of the end of each of the three months preceding such repurchase, and on such date, after taking into account the repurchase of such stock; and

(d)                                the Loan Parties may issue and sell Equity Interests provided that (i) (A) with respect to any Equity Interests, all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) shall be in additional shares of such Equity Interests, in lieu of cash, (B) such Equity Interests shall not be subject to redemption other than redemption at the option of the Loan Party issuing such Equity Interests, and (C) all payments in respect of such Equity Interests are expressly subordinated to the Obligations, and (ii) no Loan Party shall issue any additional Equity Interests in a Subsidiary.

7.07                          Payments and Prepayments of Indebtedness.

(a)                                 Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than the Note Obligations), or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (i) as long as no Event of Default shall have occurred and be continuing or would arise therefrom, regularly scheduled or mandatory repayments or redemptions of Permitted Indebtedness (other than the Note Obligations), (ii) refinancings and refundings of such Indebtedness permitted pursuant to Section 7.03, and (iii) as long as the Payment Conditions are satisfied, other repayments or prepayments of Permitted Indebtedness (other than the Note Obligations) in an aggregate amount not to exceed $10,000,000.00 in any Fiscal Year.

(b)                                Make any payment in respect of the Note Obligations, except (i) regularly scheduled payments of interest on the Note Obligations, Excess Cash Flow (as such term is defined in the Note Purchase Agreement) payments as set forth in Section 3.2.4.4 of the Note Purchase Agreement and fees and expenses permitted under the Note Purchase Agreement, in each case to the extent permitted to be paid pursuant to the terms of Section 2.5 of the Intercreditor Agreement, (ii) refinancings or refundings of the Note Obligations permitted pursuant to Section 7.03, (iii) as long as the Payment Conditions are satisfied, other repayments or prepayments of the Note Obligations in an aggregate amount not to exceed $20,000,000.00 in any Fiscal Year, and (iv) as long as (A) the Payment Conditions are satisfied and (B) no proceeds of any Credit Extension are being used to finance all or any portion of such repayment or prepayment, other repayments or prepayments of the Note Obligations in an aggregate amount in excess of $20,000,000.00 in any Fiscal Year.

7.08                          Change in Nature of Business.  Engage in any line of business substantially different from the business (or any business substantially related or incidental thereto) conducted by the Loan Parties and their Subsidiaries on the date hereof.

7.09                          Transactions with Affiliates.  Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, except for: (a) transactions that are in the ordinary course of business, upon fair and reasonable terms, that are fully disclosed to the Administrative Agent, and that are no less favorable to the Loan Parties than would be obtainable by the Loan Parties at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (b) payment of insurance premiums to Twin Brook in an aggregate amount not to exceed $750,000 in any Fiscal Year; (c) transactions between the Lead Borrower and Services Company in the ordinary course of business; (d) intercompany loans and advances or other intercompany Indebtedness permitted pursuant to clauses (b), (c), (e) and (j) of the definition of Permitted Indebtedness; and (e) intercompany Investments permitted pursuant to clauses (g), (h), (i) and (m) of the definition of Permitted Investments.

7.10                          Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than the Note Documents, this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.01 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11                          Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.12                          Amendment of Material Documents.  Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents or (b) any Material Contract or Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would be reasonably likely to have a Material Adverse Effect.

7.13                          Corporate Name; Fiscal Year.

(a)                                 Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

(b)                                Change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which any material portion of the Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to the Collateral Agent and after the Collateral Agent’s written acknowledgment, which acknowledgment shall not be unreasonably withheld or delayed, that any reasonable action requested by the Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of the Collateral Agent, in any Collateral, has been completed or taken, and provided that any such new location of any Loan Party or Domestic Subsidiary shall be in the continental United States.

7.14                          Blocked Accounts; Credit Card Processors.

(a)                                 Open new Blocked Accounts unless the Loan Parties shall have delivered to the Collateral Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Collateral Agent.

(b)                                Enter into new agreements with credit card processors other than the ones expressly contemplated herein or in Section 6.13 hereof unless the Loan Parties shall have delivered to the Collateral Agent appropriate Credit Card Notifications consistent with the provisions of Section 6.13 and otherwise satisfactory to the Collateral Agent.

7.15                          Consignments.  Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.16                          Antilayering.  Other than the Note Obligations, the Loan Parties will not, and will not permit any of their Subsidiaries to, incur or in any fashion become or remain liable with respect to any Indebtedness of the Loan Parties or any Subsidiary which, by its terms, is subordinated to any other Indebtedness of such Loan Party or such Subsidiary and which is not expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent.

7.17                          Capital Expenditures.  Make Capital Expenditures in each of the following Fiscal Years in excess of the applicable amount set forth below:

Fiscal Year Ending On or About	Maximum Capital Expenditures

January 31, 2009	$86,000,000

January 31, 2010	$85,000,000

January 31, 2011	$122,000,000

January 31, 2012	$134,000,000

January 31, 2013	$133,000,000

provided, however, that the Required Lenders may, in the exercise of their reasonable business judgment, increase any of the amounts set forth in the foregoing grid.  When making any determination whether to increase the foregoing amounts, the Required Lenders may consider, among other things, the actual financial results of the Loan Parties.

Any unutilized Capital Expenditures in any given Fiscal Year may be carried forward as an increase to the subsequent year’s Capital Expenditure covenant (without giving effect to any prior carryover).  By way of example, if in the Fiscal Year ending on or about January 31, 2009 (the “2008 Fiscal Year”), the Loan Parties only make Capital Expenditures of $81,000,000, $5,000,000 of unutilized Capital Expenditures may be carried forward as an increase to the Capital Expenditure covenant for the Fiscal Year ending on or about January 31, 2010 (the “2009 Fiscal Year”).  Therefore, in the 2009 Fiscal Year ending, the Loan Parties may make Capital Expenditures of up to $90,000,000.  If the Loan Parties only make Capital Expenditures of $82,000,000 in the 2009 Fiscal Year, $3,000,000 of unutilized Capital Expenditures may be carried forward to the Fiscal Year ending on or about January 31, 2011 (the “2010 Fiscal Year”) (as this is the amount of the unutilized Capital Expenditures under the original Capital Expenditures covenant for the 2009 Fiscal Year).  If, on the other hand, the Loan Parties make Capital Expenditures of $87,000,000 in the 2009 Fiscal Year, they may not carry forward $3,000,000 of unutilized Capital Expenditures to the 2010 Fiscal Year (as this amount exceeds the original Capital Expenditures covenant for the 2009 Fiscal Year and represents a portion of the carryover from the 2008 Fiscal Year).  In other words, in the above example, if the Loan Parties do not make Capital Expenditures of $90,000,000 in the 2009 Fiscal Year, they may only carry forward to the 2010 Fiscal Year the difference (if a positive number) between the original Capital Expenditures covenant for the 2009 Fiscal Year and the amount of Capital Expenditures actually made by the Loan Parties during the 2009 Fiscal Year.

7.18                          Foreign Transfers.  Permit the Loan Parties located within the United States to make or receive intercompany transfers outside the ordinary course of business to or from their Affiliates in Canada, Asia and/or Puerto Rico, except that, so long as (a) no Default shall have occurred and be continuing prior to or immediately after giving effect to any transfer described below or would result therefrom and (b) prior to, and on a projected pro forma basis for the six months immediately following, and after giving effect to, any transfer described below, Excess Availability will be greater than or equal to $50,000,000:

(a)                                 the Loan Parties located within the United States may (i) make intercompany transfers outside the ordinary course of business of not more than $5,000,000 per Fiscal Year in the aggregate to their Affiliates in Canada, (ii) make intercompany transfers outside the ordinary course of business of not more than $5,000,000 per Fiscal Year to their Affiliates in Asia, and (iii) make intercompany transfers outside the ordinary course of business of not more than $2,500,000 per Fiscal Year to their Affiliates in Puerto Rico; and

(b)                                the Loan Parties located within the United States may (i) receive as intercompany transfers outside the ordinary course of business from their Affiliates in Canada not more than $5,000,000 per Fiscal Year, (ii) receive as intercompany transfers outside the ordinary course of business from their Affiliates in Asia not more than $5,000,000 per Fiscal Year, and (iii) receive as intercompany transfers outside the ordinary course of business from their Affiliates in Puerto Rico not more than $5,000,000 per Fiscal Year.

An additional $5,000,000 may be transferred under each of Sections 7.18(b)(i), 7.18(b)(ii) and 7.18(b)(iii), and the amount so transferred may be used to prepay the Note Obligations, provided that the Loan Parties have satisfied the requirements set forth in clauses (iii) or (iv), as applicable, of Section 7.07(b).

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01                          Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) any other amount payable hereunder or under any other Loan Document; or

(b)                                Specific Covenants.

(i)                                    Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13 or 6.14 or Article VII of this Agreement or in Section 5.01 of the Security Agreement; or

(ii)                                 Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.02(c) of this Agreement and such failure continues for five (5) days; or

(iii)                              Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02(a) or 6.02(b) of this Agreement and such failure continues for fifteen (15) days; or

(c)                                 Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)                                Material Impairment.  Any material impairment of the prospect of repayment of any portion of the Obligations owing to the Credit Parties or a material impairment of the value or priority of the Credit Parties’ security interests in the Collateral; or

(e)                                 Representations and Warranties in the Credit Agreement.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(f)                                   Material Indebtedness; Swap Contracts.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder, Indebtedness under the Note Purchase Facility and Indebtedness under Swap Contracts) or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,000,000, or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness (other than Indebtedness hereunder, Indebtedness under the Note Purchase Facility and Indebtedness under Swap Contracts) or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,000,000, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $3,000,000; or

(g)                                Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days (provided, however, that, during the pendency of such period, the Credit Parties shall be relieved of their obligation to extend credit hereunder), or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material portion of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days (provided, however, that, during the pendency of such period, the Credit Parties shall be relieved of their obligation to extend credit hereunder), or an order for relief is entered in any such proceeding; or

(h)                                Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material portion of the property of any such Person; or

(i)                                    Judgments.  (i) There is entered against any Loan Party or any Subsidiary thereof one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $3,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) which become Liens or encumbrances upon any material portion of any Borrower’s properties or assets, and all such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof, or (ii) an action or proceeding is brought against any Borrower which is reasonably likely to be decided adversely to such Borrower, and such adverse decision would materially impair the prospect of repayment of the Obligations or materially impair the value or priority of the Credit Parties’ security interests in the Collateral; or

(j)                                    Liens.  A notice of Lien, levy, or assessment is filed of record with respect to any of any Borrower’s properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of any Borrower’s properties or assets and the same is not paid on the payment date thereof; or

(k)                                 ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $3,000,000, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000; or

(l)                                    Invalidity of Loan Documents.  (i)  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be (except as permitted pursuant to the terms hereof or thereof), or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(m)                              Change of Control.  There occurs any Change of Control; or

(n)                                Cessation of Business.  Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or substantially all of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(o)                                Loss of Collateral.  There occurs any uninsured loss to any material portion of the Collateral; or

(p)                                Indictment.  The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony; or

(q)                                Guaranty.  The termination or attempted termination of any Facility Guaranty (other than as expressly permitted hereunder); or

(r)                                   Subordination.  (i)  The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, (A) make any payment on account of any Subordinated Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent that such payment is permitted by the terms of the subordination provisions applicable to such Subordinated Indebtedness or (B) disavow or contest in any manner (x) the effectiveness, validity or enforceability of any of the Subordination Provisions, (y) that the Subordination Provisions exist for the benefit of the Credit Parties, or (z) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(s)                                 Cross-Default.  Any “Event of Default” occurs and is continuing under the Note Documents.

8.02                          Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)                                 require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d)                                whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, may (and at the direction of the Required Lenders, shall) proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03                          Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), subject to the terms of the Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans, L/C Borrowings and other Obligations, and fees (including Letter of Credit Fees but excluding any Early Termination Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of all other Obligations (including, without limitation, the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eleventh held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AND COLLATERAL AGENT

9.01                          Appointment and Authority.

(a)                                 Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo Retail Finance, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b)                                Each of the Lenders (in its capacities as a Lender), Swing Line Lender and the L/C Issuer hereby irrevocably appoints Wells Fargo Retail Finance, LLC as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(b)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

9.02                          Rights as a Lender.  The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03                          Exculpatory Provisions.  The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agents:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                 shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.  The Agents shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties, a Lender or the L/C Issuer.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04                          Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                          Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

9.06                          Resignation of Agents.  Either Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Lead Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within

30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

Any resignation by Wells Fargo Retail Finance, LLC as Administrative Agent pursuant to this Section shall also constitute the resignation of Wells Fargo Retail Finance, LLC as Swing Line Lender and Wells Fargo Bank as L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 9.11, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

9.08                          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Administrative Agent and such Credit Parties under Sections 2.03(h), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.09                          Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,

(a)                                 to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.01;

(b)                                to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c)                                 to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.09.  In each case as specified in this Section 9.09, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

9.10                          Notice of Transfer.  The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.11                          Reports and Financial Statements.  By signing this Agreement, each Lender:

(a)                                 agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;

(b)                                is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements and Borrowing Base Certificates required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(c)                                 expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)                                expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)                                 agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)                                   without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.12                          Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States can be perfected only by possession.  Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.13                          Indemnification of Agents.  The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective pro rata shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.14                          Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.15                          Defaulting Lenders.  Notwithstanding anything contained in Sections 2.05, 2.06, 8.03 or any other provision hereof, any Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.  The Defaulting Lender’s rights to payments as set forth above shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any

participation obligation, or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

ARTICLE X.
MISCELLANEOUS

10.01                    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b)                                postpone any date fixed by this Agreement or any other Loan Document for (i) any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written Consent of each Lender entitled to such payment, or (ii) any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written Consent of each Lender;

(c)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d)                                change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of each Lender;

(e)                                 change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f)                                   except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g)                                increase the Aggregate Commitments without the written Consent of each Lender;

(h)                                except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(i)                                    change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(j)                                    modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for a Permitted Overadvance without the written Consent of each Lender; and

(k)                                 except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) no amendment, waiver or Consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02                    Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                    if to the Loan Parties, the Agents, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                 if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each of the Loan Parties, the Agents, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for noticesand other communications hereunder by notice to the Lead Borrower, the Agents, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)                                 Reliance by Agents, L/C Issuer and Lenders.  The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agents, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

10.03                     No Waiver; Cumulative Remedies.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

10.04                     Expenses; Indemnity; Damage Waiver.

(a)                               Costs and Expenses.  The Borrowers shall pay all Credit Party Expenses.

(b)                              Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agents (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(c).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of any Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                     Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agents upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                     Successors and Assigns.

(a)                               Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)                                in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless the Administrative Agent consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)                               Required Consents.  The following consents shall be required for the assignments described below in this Section 10.06(b)(iii):

(A)           the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is in connection with any merger, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender, or (3) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) such assignment is in connection with any merger, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                                the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Commitment.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, unless an Event of Default has occurred and is continuing, the Lead Borrower (such consent not to be unreasonably withheld or delayed), sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Loan Parties, the Agents, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any Lender acting as L/C Issuer and/or Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, (i) such Lender may, upon 30 days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer, if applicable, and/or (ii) such Lender may, upon 30 days’ notice to the Lead Borrower, resign as Swing Line Lender, if applicable.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of such Lender as L/C Issuer and/or Swing Line Lender, as the case may be.  If any Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If any Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

10.07                     Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that

Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives in connection with, or as a result of, the performance by such Credit Party or its Affiliates of their respective obligations under this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08                     Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer (through the Administrative Agent) agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11                     Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.05 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Other Liabilities.

10.12                     Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                     Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14       Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT

THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)           ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15       Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17       USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18       Time of the Essence. Time is of the essence of the Loan Documents.

10.19       Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Applicable Law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure. Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.20       Additional Waivers.

(a)           The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)           The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)           To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. After the occurrence and during the continuance of an Event of Default, the Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)           Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the date that the Commitments have been terminated. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.21       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.22       Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by

Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order

10.23       Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.24       Intercreditor Agreement. Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Collateral Agent pursuant to this Agreement is subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE CHILDREN’S PLACE RETAIL STORES, INC., as Lead Borrower and as a Borrower

By:
Name:	Susan J. Riley
Title:	Executive Vice President, Finance &
Administration

THE CHILDREN’S PLACE SERVICES
COMPANY LLC, as a Borrower

By:
Name:	Susan J. Riley
Title:	Executive Vice President, Finance &
Administration

THE CHILDRENSPLACE.COM, INC., as a
Guarantor

By:
Name:	Adrienne Urban
Title:	Assistant Treasurer

THE CHILDREN’S PLACE (VIRGINIA), LLC, as a Guarantor

By:
Name:	Susan J. Riley
Title:	Senior Vice President and Treasurer

Signature Page to Credit Agreement

THE CHILDREN’S PLACE CANADA
HOLDINGS, INC., as a Guarantor

By:
Name:	Susan J. Riley
Title:	Senior Vice President and Treasurer

TWIN BROOK INSURANCE COMPANY, INC., as a Guarantor

By:
Name:	Susan J. Riley
Title:	Senior Vice President and Treasurer

Signature Page to Credit Agreement

WELLS FARGO RETAIL FINANCE, LLC, as Administrative Agent, as Collateral Agent, as Swing Line Lender and as a Lender

By:
Name:	Michele L. Ayou
Title:	Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

HSBC BUSINESS CREDIT (USA) INC., as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement